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EXHIBIT 23.1

November 21, 1997

General Nutrition Companies, Inc.
300 Sixth Avenue
Pittsburgh, Pennsylvania, 15222

Dear Sirs:

We have made a review, in accordance with standards established by the American Institute of Certified Public Accountants, of the unaudited interim financial information of General Nutrition Companies, Inc. and subsidiaries for the twelve and thirty-six weeks ended October 11, 1997 and October 12, 1996, as indicated in our report dated November 15, 1997; because we did not perform an audit, we expressed no opinion on that information.

We are aware that our report referred to above, which was included in your Quarterly Report on Form 10-Q for the quarter ended October 11, 1997, is incorporated by reference in Registration Statement Nos. 33-58096, 33-68590, 33-93370, 333-
00128 and 333-21397 on Form S-8.

We also are aware that the aforementioned report, pursuant to Rule 436(c) under the Securities Act of 1933, is not considered a part of the Registration Statement prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of that Act.

Yours truly,


Deloitte & Touche LLP
Pittsburgh, Pennsylvania